Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 18, 2015, with respect to the audited balance sheets of Nate’s Food’s Co. as of May 31, 2015 and 2014, and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the year ended May 31, 2015 and the period from May 12, 2014 (inception) through May 31, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

January 4, 2016